As filed with the U.S. Securities and Exchange Commission on August 31, 2026

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ZOOZ Strategy Ltd.

(Exact Name of Registrant as Specified in its charter)

Israel	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4B Hamelacha St.

Lod 7152008

Israel

(Address of Principal Executive Offices) (Zip Code)

ZOOZ Strategy Ltd. Incentive Compensation Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Daniel I. Goldberg, Esq. Courtney T. Thorne, Esq. Amiti Rothstein, Esq. Cooley LLP 55 Hudson Yards New York, New York 10001-2157 Tel: 212-479-6000 Fax: 212-479-6275	Ofer Ben-Yehuda, Adv. Ivor Krumholtz, Adv. Shibolet & Co. 4 Yitzhak Sade St. Tel Aviv 6777504 Israel Tel: +972 (3) 307-5030

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to an additional 1,464,991 ordinary shares, par value NIS 0.0572 per share (the “Ordinary Shares”) of ZOOZ Strategy Ltd. (the “Registrant”) that are being issued and sold, or may be issued and sold, upon settlement of restricted share units or exercise of options granted by the Registrant to participants in the ZOOZ Strategy Ltd. Incentive Compensation Plan, as amended (the “Plan”). The number of 1,464,991 additional Ordinary Shares reflects the 1-for-20 reverse share split of the Company’s share capital that was implemented on June 1, 2026 (the “Reverse Share Split”).

Reference is made to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 10, 2024 (Registration No. 333-280741) (the “2024 Registration Statement”), pursuant to which a total of 2,024,637 Ordinary Shares (prior to implementing the Reverse Share Split) issuable under the Plan were registered under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to General Instruction E to Form S-8, the contents of the 2024 Registration Statement are hereby incorporated by reference in their entirety, except as otherwise updated or modified by this Registration Statement.

PART II

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents filed with the Commission by the Registrant:

(i) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on March 27, 2026 (File No. 001-42005) (the “2025 Form 20-F”);

(ii) The Registrant’s Reports of Foreign Issuer on Form 6-K (other than any information furnished rather than filed), filed with the Commission on January 20, 2026, April 13, 2026, May 11, 2026, May 19, 2026, June 1, 2026, June 10, 2026, June 18, 2026 and August 25, 2026;

(iii) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-42005), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act on April 4, 2024 including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s Ordinary Shares contained in Exhibit 2.1 to the Registrant’s 2025 Form 20-F, and any amendment or report filed for the purpose of further updating such description.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Registrant to the Commission during such period, or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Office Holders’ Insurance

The Registrant’s Amended and Restated Articles of Association (the “Articles”) provide that, subject to any applicable law, the Registrant may enter into a contract to cover any Registrant office holder’s liability, as imposed on them following an action they perform in their capacity as a Registrant office holder, to the maximum extent permitted in the law, due to each of the following:

●	violation of the duty of care toward the Company or toward another person;

●	violation of the fiduciary duty toward the Registrant, as long as the office holder acted in good faith and had reasonable grounds for assuming the action will not harm the Registrant’s best interest;

●	monetary liability imposed on them for the benefit of another person;

●	expenses the office holder spent or has been charged with in connection with an administrative enforcement proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee;

●	payment imposed on the office holder for the benefit of an injured party, as stated in Section 52.BBB(A)(1)(A) of the Israeli Securities Law, 1968 (the “Securities Law”);

●	any other Registrant office holder liability, undertaking, or expense that may be lawfully insured now or in the future.

Under the Israeli Companies Law, 1999 (the “Companies Law”), the procurement of insurance coverage for office holders generally requires approval by the Registrant’s compensation committee and board of directors and, with respect to the Chief Executive Officer or a director, also by the Registrant’s shareholders. However, shareholder and board approvals are not required for an insurance policy approved by the compensation committee if: (i) the terms of the policy are within the framework for insurance coverage approved by the shareholders and set forth in the Registrant’s compensation policy; (ii) the premium is at fair market value; and (iii) the policy does not, and may not, have a substantial effect on the Registrant’s profitability, assets or obligations.

In accordance with the Registrant’s compensation policy, approved by the Registrant’s shareholders at the annual general meeting of shareholders held on November 21, 2025 (the “2025 Annual Meeting”), the Registrant’s shareholders approved at the 2025 Annual Meeting the purchase of a directors’ and officers’ liability insurance policy for a 12-month period (which was extended to an 18-month period). The policy includes coverage of $25,000,000 for the Registrant, its directors and other office holders (sides A, B and C) and additional coverage of $15,000,000 for directors only (side A), with an annual premium of approximately $431,000.

Office Holders’ Indemnification

The Articles authorize the Registrant, subject to applicable law, to indemnify its office holders to the maximum extent permitted by law. Under the Companies Law, the Securities Law and the Economic Competition Law, a company may indemnify an office holder for liabilities, payments and expenses incurred by such office holder as a result of acts performed in his or her capacity as an office holder, either in advance or after the event, provided that the company’s articles of association authorize such indemnification. These include, among other things:

●	monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including a settlement confirmed as a judgment or an arbitrator’s decision approved by a competent court, provided that an advance undertaking to indemnify for such liability is limited to events that the board of directors considers foreseeable in light of the company’s activities when the undertaking is given and to an amount or criteria determined by the board of directors to be reasonable under the circumstances, and specifies such events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding by an authority authorized to conduct such investigation or proceeding, if the investigation or proceeding is concluded without an indictment and, where applicable, without a monetary obligation in lieu of criminal proceedings, or with a monetary obligation in lieu of criminal proceedings for an offense that does not require proof of criminal intent, or in connection with a monetary sanction, in each case to the extent indemnification is permitted by law;

●	payments to an injured party and expenses incurred in connection with administrative enforcement proceedings under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees, to the extent permitted by law;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted by or on behalf of the company or by a third party, in a criminal proceeding in which the office holder is acquitted, or in a criminal proceeding in which the office holder is convicted of an offense that does not require proof of criminal intent;

●	expenses incurred in connection with proceedings under the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other liability, payment or expense for which indemnification is or may be permitted under applicable law, including matters referenced in Section 56H(b)(1) of the Securities Law.

For these purposes, an “Administrative Proceeding” means a proceeding pursuant to Chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

The Registrant has entered into indemnification agreements with each of its current office holders, undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions. The maximum aggregate amount of indemnification payable by the Registrant to all office holders under all indemnification undertakings, whether in advance or after the event and including indemnification undertakings to office holders of entities held by the Registrant, will not exceed the higher of 25% of the Registrant’s shareholders’ equity at the time of indemnification and NIS 10,000,000.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Office Holders’ Exemption

The Articles authorize the Registrant, subject to applicable law, to exempt an office holder, in advance or retroactively, from all or part of the office holder’s liability for damages caused to the Registrant as a result of a breach of the office holder’s duty of care, to the maximum extent permitted by law. The exemption may also apply to an office holder’s service as an office holder or position holder of a subsidiary or of another entity in which the Registrant holds, directly or indirectly, an interest or otherwise has an interest.

The Registrant may not exculpate an office holder from liability for a breach of the duty of loyalty, and may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution. The Registrant also does not exculpate its directors in advance from liability for damages caused to the Registrant as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

Limitations on Insurance, Indemnification and Exemption

Notwithstanding the foregoing, under the Companies Law, the Registrant may not indemnify, insure or exempt an office holder for:

●	violation of the fiduciary duty, except for the purpose of indemnification and insurance due to a violation of the fiduciary duty toward the Registrant, if the office holder has acted in good faith, and had reasonable grounds for assuming the action will not harm the Registrant’s best interests;

●	deliberate or reckless violation of the duty of care, unless it has been made out of negligence;

●	action with the intent of unlawfully making a personal gain;

●	fine, as civil fine, a monetary sanction, or a monetary settlement in lieu of a criminal proceeding imposed on them;

●	directly or indirectly insuring a proceeding under Chapter H3 (Imposition of a Monetary Sanction by the Authority), Chapter H4 (Imposition of Administrative Enforcement measures by an Enforcement Committee), or Chapter I1 (Arrangement for a Conditional Avoidance from Launching Proceedings or Terminate Proceedings) of the Securities Law.

Exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors and certain transactions involving controlling shareholders, their relatives or third parties in which such controlling shareholders have a personal interest, also by the shareholders, in each case as required by the Companies Law and the regulations promulgated thereunder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

The following is a list of exhibits filed as a part of this Registration Statement and incorporated herein:

EXHIBIT NO.	DESCRIPTION
4.1*	Amended and Restated Articles of Registrant.
4.2*	ZOOZ Strategy Ltd. Incentive Compensation Plan, as amended.
5.1*	Opinion of Shibolet & Co., Law Firm
23.1*	Consent of Kesselman & Kesselman, independent registered public accounting firm for the Registrant
23.2*	Consent of Shibolet & Co., Law Firm (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature pages to this Registration Statement)
107*	Filing Fee Table

* Filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus of any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lod, State of Israel, on the 31 day of August, 2026.

ZOOZ Strategy Ltd.

By:	/s/ Avi Cohen
Avi Cohen
Chairman of the Board of Directors

POWER OF ATTORNEY

Each of the undersigned appoints Avi Cohen, Jordan Fried and Ruth Smadja, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them singly, for him or her and his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of ZOOZ Strategy Ltd., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any or each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jordan Fried	Chief Executive Officer and Director	August 31, 2026
Jordan Fried	(Principal Executive Officer)

/s/ Ruth Smadja	Chief Financial Officer	August 31, 2026
Ruth Smadja	(Principal Financial and Accounting Officer)

/s/ Avi Cohen	Chairman of the Board of Directors	August 31, 2026
Avi Cohen

/s/ Christine Y. Zhao	Director	August 31, 2026
Christine Y. Zhao

/s/ Jonas Grossman	Director	August 31, 2026
Jonas Grossman

/s/ Todd Thomson	Director	August 31, 2026
Todd Thomson

/s/ Alberto Franco	Director	August 31, 2026
Alberto Franco

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed the Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the City of Newark, Delaware on August 31, 2026.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director